Exhibit 99.1

ATN International, Inc. Reports First Quarter 2026 Results;
Reaffirms 2026 Outlook

Delivers year-over-year increases in revenue, operating income and Adjusted EBITDA1

Initial closing of the U.S. tower portfolio sale remains on track for Q2 2026

BEVERLY, Mass., May 6, 2026 (GLOBE NEWSWIRE) -- ATN International, Inc. (“ATN”, the “Company”, “we”, “us”, and “our”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communications services, today reported financial results for the first quarter ended March 31, 2026. ATN’s management will host a conference call and webcast tomorrow, May 7, 2026, beginning at 10:00 a.m. Eastern time to review these results.

“As I step into this role, my priority is translating ATN’s foundational capabilities into the next stage of value creation. In my early weeks, I have been actively engaging across our operations and working closely with our leadership teams to assess the business and identify opportunities for simplification and optimization, while maintaining a disciplined approach to capital allocation,” said Naji Khoury, ATN’s Chief Executive Officer.

Mr. Khoury concluded, “I’m confident that my deep telecommunications industry experience, with a strong focus on operational and strategic execution, positions us well to build on the progress and momentum reached in the second half of 2025 and into the first quarter of 2026.”

First Quarter 2026 Operating and Financial Highlights (as compared to the First Quarter 2025)

•	High-speed broadband homes passed of 523,300 expanded by 24% supported by fixed wireless deployments in late 2025

•	Total high-speed broadband subscribers grew 3% to 142,500

•	Revenue increased 2% to $182 million, driven by modest growth in both the international and US segments

•	Operating income increased $9.0 million to $11.7 million, driven primarily by higher revenue, cost containment efforts, and lower depreciation and amortization

•	Net cash provided by operating activities decreased $6.1 million, or 17%, to $29.8 million, reflecting increased working capital requirements largely due to the timing of government payments

•	Adjusted EBITDA[1] increased $4.3 million, or 10%, to $48.6 million

•	Net Debt Ratio[3] improved to 2.30x from 2.52x

“Our first-quarter results reflect solid performance across our business,” said ATN’s Chief Financial Officer, Carlos Doglioli. “The team delivered year-over-year increases in total revenue, operating income and Adjusted EBITDA, reflecting steady execution across the entire organization. Revenue increased in both our international and US segments, driven by high-value subscriber growth as well as increased carrier services and ancillary products revenues, which offset expected declines in legacy revenue streams and the loss of US government high-cost support subsidy in one of our markets.”

Mr. Doglioli added, “We continue to benefit from our cost containment initiatives, which, combined with top-line growth, supported improved profitability and margin expansion during the quarter. We remain focused on our financial priorities, including margin improvement, cash flow expansion, and further strengthening the balance sheet.”

First Quarter 2026 Financial Results

Consolidated revenues were $182.2 million, up $2.9 million, or 1.6% versus $179.3 million in the year-ago quarter. The increase was primarily driven by carrier services revenues, which were up $3.0 million, or 8.9% year-over year, reflecting an increase in the number of completed sites in the US segment and market demand in both the international and US segments. Additionally, ancillary service revenues in our international segment were up $1.7 million, or 54.3% year-over-year.

Operating income was $11.7 million, an increase of $9.0 million from the year-ago quarter. The improvement reflects the above-mentioned revenue growth, combined with lower cost of services resulting from our cost containment efforts and lower depreciation and amortization expenses.

Net loss attributable to ATN stockholders was $(2.8) million, or $(0.29) per share, versus a net loss of $(8.9) million, or $(0.69) per share, in the year-ago quarter.

Adjusted EBITDA1 was $48.6 million, up $4.3 million, or 10%, from $44.3 million in the year-ago quarter and the Adjusted EBITDA Margin1 expanded from 24.7% to 26.7% in the first quarter. The increase was primarily driven by higher revenues and lower costs.

US Tower Portfolio Sale Update4

The Company continues to expect the initial closing of the pending US tower portfolio sale to occur in the second quarter of 2026 (the “Initial Closing”) generating gross proceeds of approximately $250 to $270 million. Subsequent closings, totaling approximately $27 to $47 million, are anticipated to occur over the twelve months following the Initial Closing, subject to the achievement of specified construction and operational milestones at designated sites within the tower portfolio.

2026 Full-Year Outlook:

The Company reaffirms its previously announced financial outlook for full-year 2026 as follows:

•	Adjusted EBITDA[2] expected to be in the range of $190 to $200 million, excluding the impact of the pending US tower portfolio sale[4]

•	The initial closing of the US tower portfolio sale[4] is expected to occur in the second quarter of 2026, which we expect will reduce our 2026 Adjusted EBITDA[2] outlook by $6 million to $8 million

•	Capital expenditures are expected to be in the range of $105 to $115 million (net of reimbursable expenditures)

ATN intends to reassess and update its 2026 full-year outlook as appropriate after the initial closing of the US tower portfolio sale4.

Segment Operating Results (in Thousands)

The Company recorded financial results in three categories: (i) International Telecom; (ii) US Telecom; and (iii) Corporate and Other.

For Three Months Ended March 31, 2026 and 2025

	2026	2025	2026	2025	2026	2025	2026	2025
	International	International	US	US	Corporate and	Corporate and	Total	Total
	Telecom	Telecom	Telecom	Telecom	Other*	Other*	ATN	ATN
Total Revenue:	$96,058	$94,496	$86,160	$84,798	$-	$-	$182,218	$179,294
Mobility	26,359	26,041	-	39	-	-	26,359	26,080
Fixed	60,587	61,365	52,081	51,659	-	-	112,668	113,024
Carrier Services	4,197	3,904	31,888	29,227	-	-	36,085	33,131
Construction	-	-	-	1,046	-	-	-	1,046
All other	4,915	3,186	2,191	2,827	-	-	7,106	6,013

Operating Income (Loss)	$19,223	$14,750	$1,739	$(2,415)	$(9,272)	$(9,668)	$11,690	$2,667
EBITDA (1)	$33,038	$30,378	$18,852	$16,844	$(8,548)	$(8,803)	$43,342	$38,419
Adjusted EBITDA (1)	$34,288	$32,390	$19,492	$17,515	$(5,163)	$(5,566)	$48,617	$44,339
Capital Expenditures**	$8,261	$10,804	$12,756	$10,026	$-	$2	$21,017	$20,832

* Corporate and Other refer to corporate overhead expenses and consolidating adjustments.

** Excludes reimbursable government capital program amounts.

Operating Metrics

Operating Metrics

	2026	2025	2025	2025	2025	Q1 2026
	Q1	Q4	Q3	Q2	Q1	vs. Q1 2025
High-Speed* Broadband Homes Passed	523,300	522,900	512,300	432,300	423,700	24%
High-Speed* Broadband Customers	142,500	142,900	139,300	139,400	138,900	3%

Fiber Route Miles	12,218	12,210	12,062	11,957	11,944	2%

International Mobile Subscribers
Pre-Paid	324,000	331,200	325,900	326,000	326,000	-1%
Post-Paid	62,400	61,700	61,200	60,200	59,600	5%
Total	386,400	392,900	387,100	386,200	385,600	0.2%

Mobile Blended Churn	3.86%	2.97%	3.19%	3.09%	3.32%

*High-Speed Broadband is defined as download speeds 100 Mbps or greater and High-Speed Broadband Customers as subscribers connected to our high-speed networks regardless of the speed of plan selected.

Note: Data presented may differ from prior periods to reflect more accurate data and/or changes in calculation methodology and process.

Balance Sheet and Cash Flow Highlights

As of March 31, 2026, cash, cash equivalents, and restricted cash totaled $123.5 million versus $117.2 million as of December 31, 2025. Total debt was $570.2 million on March 31, 2026, compared to $565.2 million on December 31, 2025. The Company’s Net Debt Ratio3 was 2.30x on March 31, 2026.

Net cash provided by operating activities was $29.8 million for the quarter ending March 31, 2026, compared to net cash provided by operating activities of $35.9 million in the same period last year. The year-over-year decrease is primarily due to higher working capital requirements largely due to the timing of government payments.

Capital expenditures were $21.0 million, net of $13.5 million of reimbursable capital expenditures, for the quarter ended March 31, 2026, as compared to $20.8 million, net of $22.4 million of reimbursable capital expenditures, in the same period last year.

Quarterly Dividends and Share Repurchases

On April 10, 2026, the Company paid a quarterly dividend of $0.275 per share, on all shares of common stock outstanding to stockholders of record as of March 31, 2026.

The Company did not repurchase any shares during the first quarter ended March 31, 2026.

2026 First Quarter Earnings Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time on Thursday, May 7, 2026, to discuss financial and operating results for the first quarter ended March 31, 2026. A live webcast of the conference call will be available via this webcast link: https://edge.media-server.com/mmc/p/5wkpr8dz

Investors can listen to a live audio webcast of the conference call by either visiting the “Webcast Link” above or the "Events & Presentations" section of the Company's Investor Relations website at https://ir.atni.com/events-and-presentations. A conference call replay will be available at the same locations beginning at approximately 1:00 p.m. Eastern Time on the same day. The Company also will provide an investor presentation as a supplement to the call on the “Events & Presentations” section of its Investor Relations website

1 EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” below for full definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, and see Table 5 for reconciliations of Operating Income to EBITDA and Operating Income to Adjusted EBITDA, non-GAAP measures.

2 For the Company’s Adjusted EBITDA guidance, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measures, or reconciliations to such GAAP financial measures, on a forward-looking basis. Please see “Use of Non-GAAP Financial Measures” below for a description of items excluded from the Company’s expected Adjusted EBITDA.

3 Net Debt and Net Debt Ratio are Non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” below for full definitions of Net Debt and Net Debt Ratio and see Table 5 for reconciliations of Operating Income to Adjusted EBITDA and Table 6 for the reconciliations of Total Debt to Net Debt.

4 As previously disclosed, on February 11, 2026, certain subsidiaries of the Company entered into that certain Purchase and Sale Agreement with EIP Holdings, IV, LLC, an affiliate of Everest Infrastructure Partners, Inc., to sell approximately 214 tower portfolio sites in the southwest US for up to $297 million in cash consideration (the “US tower portfolio sale”).

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a leading provider of digital infrastructure and communications services for all. The Company operates in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business, and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

Use of Non-GAAP Financial Measures and Definition of Terms

In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), this press release also contains non-GAAP financial measures. Specifically, the Company has included EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, and Net Debt Ratio in this release and the tables included herein.

EBITDA is defined as Operating income (loss) before depreciation and amortization expense.

Adjusted EBITDA is defined as Operating income (loss) before depreciation and amortization expense, transaction-related charges, restructuring and reorganization expenses, the loss on dispositions, transfers and contingent consideration, and non-cash stock-based compensation.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue

Net Debt is defined as total debt less cash and cash equivalents and restricted cash.

Net Debt Ratio is defined as Net Debt divided by the trailing four quarters ended total Adjusted EBITDA at the measurement date.

The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. Management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP and should be used supplementally to the Company’s GAAP financial results. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release. While non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating the Company’s own operating results over different periods of time, the Company urges investors to review the reconciliations of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business. Additionally, these non-GAAP financial measures may not be calculated in the same manner as similar measures presented by other companies. In addition, the forward-looking Adjusted EBITDA for the full-year 2026 excludes potential charges or gains that may be recorded during the fiscal year, including among other things such as restructuring and reorganization expenses, transaction-related expenses and gains or losses on dispositions, transfers and contingent consideration. The Company has not attempted to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because of the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without reasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company’s financial performance.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to, among other matters, the Company’s future financial performance, business goals and objectives, and results of operations, its future revenues, operating income, cash flows, network and operating costs, Adjusted EBITDA, and capital investments; the closing of the pending US tower portfolio transaction and the timing thereof; the Company’s liquidity; receipt of certain government grants; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others: (1) the general performance of the Company’s operations, including operating margins, revenues, capital expenditures, the impact of cost savings initiatives, and the retention of and future growth of the Company’s subscriber base and average revenue per user; (2) our ability to receive the requisite regulatory consents and approvals and satisfy other conditions to complete the pending US tower portfolio sale and realize the benefits thereof; (3) government regulation of the Company’s businesses, which may impact the Company’s telecommunications licenses, the Company’s revenue and the Company’s operating costs; (4) the timeliness, availability and administration of government program funding, permitting and approvals during any US government shutdown; (5) the impact (if any) of geopolitical instability and U.S. military presence in the Caribbean; (6) management transitions, and the loss of, or an inability to recruit skilled personnel in the Company’s various jurisdictions, including key members of management; (7) the Company’s reliance on a limited number of key suppliers and vendors for timely and cost-effective supply of equipment and services relating to the Company’s network infrastructure; (8) the Company’s ability to satisfy the needs and demands of the Company’s major carrier customers; (9) the Company’s ability to realize expansion plans for its fiber markets; (10) the adequacy and expansion capabilities of the Company’s network capacity and customer service system to support the Company’s customer growth; (11) the Company’s ability to efficiently and cost-effectively upgrade the Company’s networks and information technology platforms to address rapid and significant technological changes in the telecommunications industry; (12) the Company’s continued access to capital and credit markets on terms it deems favorable; (13) the Company’s ability to successfully replace revenue declines in its US Telecom businesses as a result of the pending US tower portfolio sale through carrier, enterprise broadband, and consumer-based broadband services; (14) ongoing risk of an economic downturn, political, geopolitical and other risks and opportunities impacting the Company’s operations, including those resulting from changes and uncertainties related to trade policies and tariff regulations, financial market volatility and disruption, uncertain economic conditions in the U.S. and abroad, inflationary concerns, and other macroeconomic headwinds including increased costs and supply chain disruptions; (15) with respect to the use of proceeds resulting from the US tower portfolio sale, the timing, manner and extent to which such proceeds are deployed may be affected by future market conditions, potential changes in tax laws and the Company's ability to develop corporate investment and strategic opportunities; (16) the occurrence of weather events and natural catastrophes and the Company’s ability to secure the appropriate level of insurance coverage for these assets; and (17) increased competition. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on March 16, 2026 and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors that may affect such forward-looking statements, except as required by applicable law.

Company Contact:	Investor Relations Contact:
Michele Satrowsky	Joe Noyons or Kelley Buchhorn
SVP, Head of IR & Treasury	Three Part Advisors, LLC
ATN International Inc.	jnoyons@threepa.com;
ir@atni.com	kbuchhorn@threepa.com

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31, 2026	December 31, 2025
Assets:
Cash and cash equivalents	$108,831	$102,491
Restricted cash	14,659	14,663
Customer receivable	9,365	8,783
Assets held-for-sale	8,600	11,200
Other current assets	193,670	190,739
Total current assets	335,125	327,876

Property, plant and equipment, net	954,823	991,767
Operating lease right-of-use assets	92,206	98,158
Customer receivable - long term	32,333	35,128
Assets held-for-sale, net of current portion	39,313	-
Goodwill and other intangible assets, net	117,356	117,770
Other assets	103,497	102,555
Total assets	$1,674,653	$1,673,254

Liabilities, redeemable non-controlling interests and stockholders’ equity:
Current portion of long-term debt	$21,623	$15,846
Current portion of customer receivable credit facility	8,892	8,784
Taxes payable	11,306	7,596
Current portion of lease liabilities	14,095	13,891
Liabilities held-for-sale	1,250	-
Other current liabilities	219,729	216,982
Total current liabilities	276,895	263,099

Long-term debt, net of current portion	$548,537	$549,321
Customer receivable credit facility, net of current portion	28,513	30,834
Lease liabilities	70,935	75,277
Liabilities held-for-sale, net of current portion	6,101	-
Other long-term liabilities	109,682	113,923
Total liabilities	1,040,663	1,032,454

Redeemable non-controlling interests	88,415	86,821

Stockholders' equity:
Total ATN International, Inc.’s stockholders’ equity	433,579	444,292
Non-controlling interests	111,996	109,687

Total stockholders' equity	545,575	553,979

Total liabilities, redeemable non-controlling interests and stockholders’ equity	$1,674,653	$1,673,254

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended,
	March 31,
	2026	2025
Revenues:
Communications services	$178,458	$174,031
Construction	-	1,046
Other	3,761	4,217
Total revenue	182,219	179,294

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Cost of services and other	77,426	78,224
Cost of construction revenue	-	1,501
Selling, general and administrative	56,176	55,228
Stock-based compensation	1,935	1,905
Transaction-related charges	833	1,436
Restructuring and reorganization expenses	1,725	1,830
Depreciation	31,156	34,527
Amortization of intangibles from acquisitions	496	1,226
Loss on dispositions, transfers and contingent consideration	782	750
Total operating expenses	170,529	176,627

Operating income	11,690	2,667

Other expense:
Interest expense, net	(10,346)	(11,678)
Other expense	(3,232)	(2,568)
Other expense	(13,578)	(14,246)

Loss before income taxes	(1,888)	(11,579)
Income tax expense (benefit)	1,586	(192)

Net loss	(3,474)	(11,387)

Net loss attributable to non-controlling interests, net	677	2,459

Net loss attributable to ATN International, Inc. stockholders	$(2,797)	$(8,928)

Net loss per weighted average share attributable to ATN International, Inc. stockholders:

Basic	$(0.29)	$(0.69)

Diluted	$(0.29)	$(0.69)

Weighted average common shares outstanding:
Basic	15,283	15,131
Diluted	15,283	15,131

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statements

(in Thousands)

	Three Months Ended March 31,
	2026	2025
Net loss	$(3,474)	$(11,387)
Depreciation	31,156	34,527
Amortization of intangibles from acquisitions	496	1,226
Provision for doubtful accounts	2,156	1,854
Amortization of debt discount and debt issuance costs	719	716
Loss on dispositions, transfers and contingent consideration	782	750
Stock-based compensation	1,935	1,905
Deferred income taxes	(1,239)	(2,520)
Loss on equity investments	2,620	4
Decrease in customer receivable	2,213	1,015
Change in prepaid and accrued income taxes	4,729	2,223
Change in other operating assets and liabilities	(12,312)	5,592

Net cash provided by operating activities	29,781	35,905

Capital expenditures	(21,017)	(20,832)
Government capital programs:
Amounts disbursed	(13,528)	(22,445)
Amounts received	13,299	17,281
Net proceeds from sale of assets	500	141
Purchases and sales of employee benefit plan investments	(14)	715

Net cash used in investing activities	(20,760)	(25,140)

Dividends paid on common stock	(4,196)	(3,627)
Finance lease payments	(187)	(494)
Term loan - repayments	(2,499)	(1,653)
Payment of debt issuance costs	(13)	(172)
Revolving credit facilities – borrowings	26,600	13,000
Revolving credit facilities – repayments	(19,750)	(7,000)
Repayment of customer receivable credit facility	(2,242)	(2,030)
Purchases of common stock - stock-based compensation	(1,863)	(730)
Purchases of noncontrolling interests	(210)	(44)
Funds payable and amounts due to customers	1,675	-

Net cash used in financing activities	(2,685)	(2,750)

Net change in total cash, cash equivalents and restricted cash	6,336	8,015

Total cash, cash equivalents and restricted cash, beginning of period	117,154	89,244

Total cash, cash equivalents and restricted cash, end of period	$123,490	$97,259

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2026 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$5,176	$-	$-	$5,176
Consumer	21,183	-	-	21,183
Total	$26,359	$-	$-	$26,359

Fixed
Business	$18,747	$29,927	$-	$48,674
Consumer	41,840	22,154	-	63,994
Total	$60,587	$52,081	$-	$112,668

Carrier Services	$4,197	$31,888	$-	$36,085
Other	3,194	151	-	3,345

Total Communications Services	$94,337	$84,120	$-	$178,457

Construction	$-	$-	$-	$-

Managed services	$1,721	$2,040	$-	$3,761
Total Other	$1,721	$2,040	$-	$3,761

Total Revenue	$96,058	$86,160	$-	$182,218

Depreciation	$13,574	$16,858	$724	$31,156
Amortization of intangibles from acquisitions	$241	$255	$-	$496
Total operating expenses	$76,835	$84,421	$9,272	$170,528
Operating income (loss)	$19,223	$1,739	$(9,272)	$11,690
Net (income) loss attributable to non-controlling interests	$(2,606)	$3,283	$-	$677

Non GAAP measures:
EBITDA (2)	$33,038	$18,852	$(8,548)	$43,342
Adjusted EBITDA (1)	$34,288	$19,492	$(5,163)	$48,617

Balance Sheet Data (at March 31, 2026):
Cash, cash equivalents and restricted cash	$90,904	$32,110	$476	$123,490
Total current assets	179,405	136,978	18,742	335,125
Fixed assets, net	444,678	503,235	6,910	954,823
Total assets	707,281	878,236	89,136	1,674,653
Total current liabilities	109,039	120,212	47,644	276,895
Total debt, including current portion	61,943	335,622	172,596	570,161

*Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Table 4 (continued)

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2025 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$4,849	$39	$-	$4,888
Consumer	21,192	-	-	21,192
Total	$26,041	$39	$-	$26,080

Fixed
Business	$18,493	$29,244	$-	$47,737
Consumer	42,872	22,415	-	65,287
Total	$61,365	$51,659	$-	$113,024

Carrier Services	$3,904	$29,227	$-	$33,131
Other	1,740	56	-	1,796

Total Communications Services	$93,050	$80,981	$-	$174,031

Construction	$-	$1,046	$-	$1,046

Managed services	$1,446	$2,771	$-	$4,217
Total Other	$1,446	$2,771	$-	$4,217

Total Revenue	$94,496	$84,798	$-	$179,294

Depreciation	$15,377	$18,284	$865	$34,526
Amortization of intangibles from acquisitions	$251	$975	$-	$1,226
Total operating expenses	$79,746	$87,213	$9,668	$176,627
Operating income (loss)	$14,750	$(2,415)	$(9,668)	$2,667
Net (income) loss attributable to non-controlling interests	$(1,474)	$3,933	$-	$2,459

Non GAAP measures:
EBITDA (2)	$30,378	$16,844	$(8,803)	$38,419
Adjusted EBITDA (1)	$32,390	$17,515	$(5,566)	$44,339

Balance Sheet Data (at December 31, 2025):
Cash, cash equivalents and restricted cash	$79,165	$35,915	$2,074	$117,154
Total current assets	165,341	141,592	20,943	327,876
Fixed assets, net	451,303	533,443	7,021	991,767
Total assets	701,579	881,968	89,707	1,673,254
Total current liabilities	97,305	120,535	45,259	263,099
Total debt, including current portion	59,952	329,036	176,180	565,168

(1) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

(2) See Table 5 for reconciliation of Operating Income to EBITDA

*Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

For the three months ended March 31, 2026 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Operating income (loss)	$19,223	$1,739	$(9,272)	$11,690
Depreciation expense	13,574	16,858	724	31,156
Amortization of intangibles from acquisitions	241	255	-	496
EBITDA	$33,038	$18,852	$(8,548)	$43,342

Stock-based compensation	127	28	1,780	1,935
Transaction-related charges	-	17	816	833
Restructuring and reorganization expenses	745	191	789	1,725
Loss on dispositions, transfers and contingent consideration	378	404	-	782
ADJUSTED EBITDA	$34,288	$19,492	$(5,163)	$48,617
Total revenue	$96,058	$86,160	$-	$182,218
ADJUSTED EBITDA MARGIN	35.7%	22.6%	NA	26.7%

For the three months March 31, 2025 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Operating income (loss)	$14,750	$(2,415)	$(9,668)	$2,667
Depreciation expense	15,377	18,284	865	34,526
Amortization of intangibles from acquisitions	251	975	-	1,226
EBITDA	$30,378	$16,844	$(8,803)	$38,419

Stock-based compensation	215	78	1,611	1,904
Transaction-related charges	-	-	1,436	1,436
Restructuring and reorganization expenses	1,506	134	190	1,830
Loss on dispositions, transfers and contingent consideration	291	459	-	750
ADJUSTED EBITDA	$32,390	$17,515	$(5,566)	$44,339
Total revenue	$94,496	$84,798	$-	$179,294
ADJUSTED EBITDA MARGIN	34.3%	20.7%	NA	24.7%

Table 6

ATN International, Inc.

Non GAAP Measure - Net Debt Ratio

(in Thousands)

	March 31, 2026	December 31, 2025
Current portion of long-term debt *	$21,623	$15,846
Long-term debt, net of current portion *	548,537	549,321

Total debt	$570,160	$565,167

Less: Cash, cash equivalents and restricted cash	123,490	117,154

Net Debt	$446,670	$448,013

Adjusted EBITDA - for the four quarters ended	$194,324	$190,044

Net Debt Ratio	2.30	2.36

*  Excludes Customer receivable credit facility